Chimerix Announces Third Quarter 2017 Financial Results

- Conference Call at 8:30 a.m. ET Today -

DURHAM, N.C., November 8, 2017  -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company developing novel antivirals to address unmet medical needs, today reported financial results and provided a corporate update for the third quarter ended September 30, 2017.

“We have made important progress throughout 2017 and continue to prepare for value-creating events in 2018 and beyond. Recently, we strengthened our executive team with the addition of Dr. Heather Knight-Trent, who is leading our Regulatory Affairs group during this critical time period in oral and intravenous brincidofovir's clinical development,” said M. Michelle Berrey, MD, MPH, President and Chief Executive Officer of Chimerix.

“Our financial position remains strong, providing the capital to advance our clinical programs. We are preparing to launch the AdAPT trial of short-course oral brincidofovir for the treatment of adenovirus infection, which will be enrolling in the US and Europe. In early 2018 we will be reporting data from our multiple ascending dose study of IV brincidofovir, and plan to be progressing IV brincidofovir in patient studies. We are also looking forward to our first-in-human study of CMX521, a nucleoside analog identified from our proprietary chemical library, for the prevention and treatment of norovirus,” continued Dr. Berrey. “We are confident that the learnings from 2017 will serve as a strong foundation for a data-rich 2018.”

Recent Highlights and Program Updates:

Appointed Heather Knight-Trent, PharmD, as Vice President of Regulatory Affairs

In September, Chimerix announced the appointment of Heather Knight-Trent, PharmD, as Vice President of Regulatory Affairs. Dr. Knight-Trent brings more than 15 years of pharmaceutical regulatory experience to Chimerix and will be responsible for managing all U.S. and global regulatory matters for the Company, including strategy, filings and interactions with regulatory authorities.

Program Updates

The Company continues to work towards the initiation in the US and Europe of AdAPT (Adenovirus after Allogeneic Pediatric Transplantation, previously referred to as "Study 999") and expects to begin screening in AdAPT with short-course oral brincidofovir (BCV) by year-end.

Chimerix expects to report data from the multiple ascending dose (MAD) study of intravenous (IV) BCV in healthy subjects in early 2018. This study is designed to evaluate the safety, tolerability and pharmacokinetics associated with multiple doses of IV BCV given once or twice weekly in healthy subjects. Data from this study will inform the continued development of this new formulation. The Phase 2 study of IV BCV in adult transplant recipients is on-track to begin in early 2018.

Development of BCV as a potential countermeasure for smallpox continues in collaboration with the Biomedical Advanced Research and Development Authority (BARDA). The Company is in the process of seeking clarification and is committed to working with the FDA and BARDA to gain agreement on next steps toward the approval of brincidofovir for smallpox.

Later this year, Chimerix intends to initiate a first-time-in-human study (FTIH) of CMX521, a nucleoside analog identified from the Chimerix Chemical Library. Development is intended to include both the prevention and treatment of norovirus. CMX521 targets the norovirus polymerase, a part of the virus that is common to all strains and is required for viral replication. As such, CMX521 is expected to be active against the multiple genetically diverse norovirus strains that are resulting in outbreaks and missed workdays, and which cause chronic infection in the growing number of immunocompromised patients.

Third Quarter 2017 Financial Results

Chimerix reported a net loss of $17.3 million, or $0.37 per basic and diluted share, for the third quarter of 2017. During the same period in 2016, Chimerix recorded a net loss of $17.0 million, or $0.37 per basic and diluted share.

Revenues for the third quarter of 2017 increased to $0.9 million, compared to $0.7 million for the same period in 2016.

Research and development expenses remained unchanged at $12.2 million for the three month period ended September 30, 2017 and for the same period in 2016.

General and administrative expenses increased to $6.7 million for the third quarter of 2017, compared to $5.8 million for the same period in 2016.

Loss from operations was $17.9 million for the third quarter of 2017, compared to a loss from operations of $17.4 million for the same period in 2016.

Chimerix's balance sheet at September 30, 2017 included $240.6 million of capital available to fund operations, no debt, and approximately 47.1 million outstanding shares of common stock.

Today's Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss third quarter 2017 financial results and provide a business update today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 6298948.

A live audio webcast of the call will also be available on the Investors' section of Chimerix's website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing medicines that improve outcomes for immunocompromised patients. Chimerix's proprietary lipid conjugate technology and compound library have produced brincidofovir (BCV, CMX001); CMX157, which was licensed to ContraVir Pharmaceuticals; and a new clinical candidate, CMX521, for the treatment and prevention of norovirus. For further information, please visit Chimerix's website, www.chimerix.com.

About Brincidofovir

Chimerix's lead product candidate, brincidofovir, is a nucleotide analog that has antiviral activity against all five families of DNA viruses that affect humans, including the herpesviruses and adenoviruses. Brincidofovir has a high barrier to resistance, no myelosuppression and a low risk of nephrotoxicity. Brincidofovir has received Fast Track designation from the FDA for adenovirus, CMV and smallpox. Brincidofovir has also received Orphan Medicinal Product Designation from the European Commission for the treatment of adenovirus, for the prevention of CMV disease, and for the treatment of smallpox.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the possibility that there may not be a viable continued development path for brincidofovir, that FDA and other regulatory authorities may not approve brincidofovir or brincidofovir-based regimens, and that marketing approvals, if granted, may have significant limitations on their use. As a result, brincidofovir may never be successfully commercialized. In addition, Chimerix may be unable to file for regulatory approval for brincidofovir with other regulatory authorities. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:
Investor Relations:
ir@chimerix.com
or
Will O'Connor
Stern Investor Relations
Will@sternir.com
212-362-1200

Media:
Marissa Mullane-Hanify
W2O Group
mmullane@w2ogroup.com
617-337-4159

CHIMERIX, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data) (unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$18,173	$51,463
Short-term investments, available-for-sale	131,547	180,558
Accounts receivable	270	1,599
Prepaid expenses and other current assets	2,600	2,845
Total current assets	152,590	236,465
Long-term investments	91,419	47,407
Property and equipment, net of accumulated depreciation	2,044	2,843
Other long-term assets	32	55
Total assets	$246,085	$286,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,571	$3,890
Accrued liabilities	7,416	6,215
Total current liabilities	8,987	10,105
Lease-related obligations	199	441
Total liabilities	9,186	10,546

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at September 30, 2017 and December 31, 2016; no shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized at September 30, 2017 and December 31, 2016; 47,127,732 and 46,522,475 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	47	46
Additional paid-in capital	705,883	692,422
Accumulated other comprehensive loss, net	(1,481)	(440)
Accumulated deficit	(467,550)	(415,804)
Total stockholders’ equity	236,899	276,224
Total liabilities and stockholders’ equity	$246,085	$286,770

CHIMERIX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (in thousands, except share and per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Contract revenue	$897	$653	$2,650	$3,722
Operating expenses:
Research and development	12,157	12,247	36,535	46,942
General and administrative	6,650	5,827	19,530	19,359
Total operating expenses	18,807	18,074	56,065	66,301
Loss from operations	(17,910)	(17,421)	(53,415)	(62,579)
Interest income	598	396	1,669	1,146
Net loss	(17,312)	(17,025)	(51,746)	(61,433)
Other comprehensive loss:
Unrealized (loss) gain on investments, net	(6)	(98)	(1,041)	398
Comprehensive loss	$(17,318)	$(17,123)	$(52,787)	$(61,035)
Per share information:
Net loss, basic and diluted	$(0.37)	$(0.37)	$(1.10)	$(1.33)
Weighted-average shares outstanding, basic and diluted	47,065,756	46,236,749	46,836,099	46,211,748